UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to §240.14a-12

MOTORCAR PARTS OF AMERICA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

This communication should be read in conjunction with the definitive proxy statement of Motorcar Parts of America, Inc. (“we” and “our”) for its 2017 Annual Meeting of Shareholders, which is scheduled to be held on December 18, 2017, because the proxy statement contains important information related to Director elections. Shareholders may obtain our definitive proxy statement for the 2017 Annual Meeting of Shareholders for free at http://investors.motorcarparts.com/secfiling.cfm?filingID=1567619-17-2366&CIK=918251.

This communication may be deemed “soliciting material” within the meaning of the rules and regulations of the Securities and Exchange Commission.

December 8, 2017

YOUR BOARD AND MANAGEMENT TEAM ARE ASKING FOR YOUR SUPPORT

Dear Fellow Shareholder:

On November 20, 2017, Motorcar Parts of America, Inc. (“MPAA” or the “Company”) filed a definitive proxy statement in connection with our 2017 Annual Meeting of Shareholders, to be held on December 18, 2017.

One of our proposals at the Annual Meeting is the reelection of ten directors to our Board of Directors to serve for a term of one year (Proposal 1). To assist our shareholders in their consideration of these nominees, we are reaching out to provide supplemental information regarding Director Scott J. Adelson’s attendance at Board meetings during our Fiscal 2017.

In our proxy statement, we disclosed that Mr. Adelson attended less than 75% of the meetings of the Board of Directors during our Fiscal 2017. We would like to provide shareholders with additional context regarding Mr. Adelson’s absences and emphasize our confidence that Mr. Adelson is and will continue to be an effective Director who brings tremendous value, knowledge, commitment and experience to our Board.

We believe that our shareholders should vote “FOR” Mr. Adelson’s re-election as a Director at the 2017 Annual Meeting of Shareholders.

Although Mr. Adelson was unable to attend several “special” Board meetings during Fiscal 2017 due to scheduling conflicts, Mr. Adelson participated in the review of the issues discussed in those Board meetings. In each instance, Mr. Adelson reviewed the Board materials and discussed with one or more fellow directors the materials and his views on the issues in advance of the meetings. Mr. Adelson also consistently followed up on the Board discussion after the meetings he missed.

It’s worth noting that since Mr. Adelson joined the Board in 2008, Mr. Adelson has attended at least 75% of the meetings in every year, except for Fiscal 2017.  Importantly, since the end of Fiscal Year 2017, Mr. Adelson has attended every one of the meetings of the Board.

Additionally, Mr. Adelson has committed to attend every meeting of the Board for the remainder of Fiscal Year 2018 and has pledged to resign if he is unable to fulfill this pledge.

Our directors value Scott’s insights, judgment, and views, and believe strongly that losing him from the Board would be detrimental to the Company and our shareholders. In the five years ending with Fiscal 2017, our stock price has more than tripled. We believe Mr. Adelson materially contributed to this strong performance by using his unique financial and capital markets expertise to ensure that the Board and Company were always focused on creating shareholder value.

We re-nominated Scott because our Board unanimously believes that he provides a unique perspective and critically important leadership to the Board. We and our fellow directors do not want shareholders to conflate his attendance statistics with a lack of dedication to the Company or the interests of shareholders. In fact, Mr. Adelson spends a significant amount of time on Company business outside the Board room – for example, helping our leadership team on complex issues that arise between Board meetings – that is not captured in the attendance statistics. Mr. Adelson is a committed and highly experienced professional, and an outstanding Lead Independent Director.

The Board continues to recommend unanimously that shareholders vote “FOR” the re-election of all directors nominees at our upcoming Annual Meeting, including, based on the totality of the circumstances described above, Mr. Adelson.

If you have any questions, or need any assistance in submitting your proxy to vote your shares, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

On behalf of the Board of Directors, we thank you for your continued support.

Sincerely,

Selwyn Joffe	Duane Miller
Chairman, President and CEO	Chairman, Nominating and Corporate Governance Committee

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